Exhibit 99.9

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by GS Acquisition Holdings Corp II of the Registration Statement on Form S-4, and in all subsequent amendments and post-effective amendments or supplements thereto (together with all such amendments and supplements, the “Registration Statement”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement as a person who has agreed to serve as a director of New Mirion (as defined in the Registration Statement), and to the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

/s/ John W. Kuo
Name: John W. Kuo
Date: September 17, 2021